Exhibit 4.2

Execution Version

ICAHN ENTERPRISES L.P.

ICAHN ENTERPRISES FINANCE CORP.

AND ICAHN ENTERPRISES HOLDINGS L.P.

10.000% SENIOR SECURED NOTES DUE 2029

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 19, 2025

WILMINGTON TRUST, NATIONAL ASSOCIATION

Trustee and Notes Collateral Agent

First SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of August 19, 2025, Icahn Enterprises L.P., a Delaware limited partnership, as issuer (“Icahn Enterprises”), Icahn Enterprises Finance Corp., a Delaware corporation, as co-issuer (“Icahn Enterprises Finance”, and together with Icahn Enterprises, the “Company”), Icahn Enterprises Holdings L.P., a Delaware limited partnership, as guarantor (the “Guarantor”), and Wilmington Trust, National Association, a national banking association, as trustee (as such, the “Trustee”) and as notes collateral agent (as such, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of November 20, 2024 (the “Indenture”), providing for the issuance of 10.000% Senior Secured Notes due 2029 (the “Notes”);

WHEREAS, the Company desires to amend and supplement the Indenture as contemplated by Article 1 of this Supplemental Indenture;

WHEREAS, Section 9.01 of the Indenture provides that the Company, the Guarantor, the Trustee and, if applicable, the Notes Collateral Agent may amend or supplement the Indenture without the consent of any Holder of Notes to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights thereunder of any Holder, subject to Section 9.06 of the Indenture;

WHEREAS, the Company has, pursuant to Sections 9.06 and 13.04 of the Indenture, furnished the Trustee with an Officers’ Certificate and an Opinion of Counsel complying with the requirements of Sections 9.06 and 13.05 of the Indenture;

WHEREAS, the Company has requested and hereby requests that the Trustee and Notes Collateral Agent execute and deliver this Supplemental Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the Company and the Guarantor and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantor, the Notes Collateral Agent and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.      Amendment of Indenture. Clause (b)(5) of Section 4.10 is amended and restated in its entirety with the following language:

“Indebtedness of a Non-Guarantor Subsidiary outstanding on the Issuance Date and any extension, renewal, replacement or refunding of any such Indebtedness existing on the Issuance Date or referred to in clauses (1), (2), (3), or (4); provided that (a) to the extent such Indebtedness was permitted to be incurred solely by Non-Guarantor Subsidiaries pursuant to clauses (1), (2), (3), or (4) or this clause (5), such extension, renewal, replacement or refunding shall continue to be incurred only by such Non-Guarantor Subsidiaries, (b) any such extension, renewal, replacement or refunding of such Indebtedness shall be created within 12 months of repaying, or terminating the commitments with respect to, the Indebtedness referred to in this clause or clauses (1), (2), (3) or (4) above and (c) the principal amount of the Indebtedness shall not exceed the principal amount of Indebtedness plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.”

2.      Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

3.      Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.      Counterparts. The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. This Indenture may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.      Effect of Headings. The Headings of the Articles of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

6.      The Trustee and Notes Collateral Agent. The Trustee and Notes Collateral Agent will not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital in this Supplemental Indenture other than its certificate of authentication.

7.      Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

COMPANY:

ICAHN ENTERPRISES L.P.

By:	Icahn Enterprises G.P. Inc., its general partner

By:	/s/ Ted Papapostolou
	Name:	Ted Papapostolou
	Title:	Chief Financial Officer

ICAHN ENTERPRISES FINANCE CORP.

By:	/s/ Ted Papapostolou
	Name:	Ted Papapostolou
	Title:	Chief Financial Officer

GUARANTOR:

ICAHN ENTERPRISES HOLDINGS L.P.

By:	Icahn Enterprises G.P. Inc., its general partner

By:	/s/ Ted Papapostolou
	Name:	Ted Papapostolou
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee and as Notes Collateral Agent

By:	/s/ Karleen R. Bratland
	Name:	Karleen R. Bratland
	Title:	Assistant Vice President

[Signature Page to First Supplemental Indenture]